UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Event Requiring Report: November 17, 2003

LEGAL ACCESS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada         000-19457          87-04
  (State of Incorporation)           (Commission          (IRS Employer
                File Number)         Identification #)

2300 West Sahara Avenue, Suite 500, Las Vegas, NV 89102
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(Address of Principal Executive Offices)

(702) 949-6115
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(Registrant's telephone number, including area code)

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ITEM 1. CHANGES IN CONTROL OF REGISTRANT

Not applicable.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

As a result of management’s search for new business opportunities, on September 9, 2003, we entered into a memorandum of understanding for the purchase of all the common stock of American Design Group, Inc., a California company ("ADGI") that manufactures and imports personal electronic products into the United States. A definitive Common Stock Purchase Agreement was then signed with ADGI on September 25, 2003, specifically contingent upon our arranging for a convertible bridge loan for ADGI in the amount of $500,000 and arranging for long term financing of $5,000,000. On September 25, 2003, we also signed a Stock Purchase Agreement ("Pacific Agreement") with Pacific Commercial Group, LLC ("Pacific") to sell Pacific 6,000,000 shares of our common stock for $5,000,000 by November 30, 2003.

LATI advanced 232,500 of the required bridge loan financing to ADGI prior to entering into an Amendment to the Common Stock Purchase Agreement ("Amended ADGI Agreement") with ADGI on November 17, 2003. Under the Amended ADGI Agreement, we have agreed to issue up to 4,360,000 shares of our common stock to ADGI’s shareholders in exchange for the delivery of 90% to 100% of the shares of ADGI. In addition, the ADGI shareholders are entitled to up to 4,200,000 shares of our common stock as an earn-out based on their EBITDA over the next three years. The entire text of the Amended ADGI Agreement is attached hereto as Exhibit 10.1.

On November 19, 2003, with the assistance of Pacific, we negotiated and entered into a Regulation S Stock Purchase Agreement ("Aurora Agreement") with Aurora Two Ltd. ("Aurora") in which Aurora agreed to purchase up to 12,000,000 shares of our common stock in a Regulation S transaction to be valued based on market prices. We have attempted to minimize the dilution to existing shareholders by limiting the purchasing power under this agreement to minimum floor prices. On November 21, 2003, Aurora issued a purchase order for the entire 12,000,000 shares.

Concurrently, we entered into a settlement agreement with Pacific to terminate the Pacific Agreement in favor of the Aurora Agreement ("Pacific Settlement Agreement"). Under this agreement, Pacific will receive a portion of the share price obtained through the Aurora Agreement in exchange for its release of its contract purchase rights as provided in the Pacific Agreement.

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

Not applicable.

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Not applicable.

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ITEM 5. OTHER EVENTS

Creditor Claims

We reached judgment or settled all of our major creditors claims as follows:

1. Westminster Agencies, Ltd.

On or about September 9, 2003, Westminster Agencies, Ltd. ("Westminster") obtained a judgment against us in the amount of $276,955, representing repayment of the principal on our promissory note to Westminster. Post judgment to date, we have paid $25,000 to Westminster on this judgment and have agreed to pay $5,000 per month through January, when management anticipates obtaining sufficient funding to settle the remainder of this judgment through the Aurora Agreement. Through this time period, and subject to the payments being made on the 15 th of each month, Westminster has agreed to defer any collection activities on the judgment.

2. Jost Steinbruchel

On or about October 6, 2003, we obtained a summary judgment from the court against Jost Steinbruchel in the amount of $18,500 plus interest, costs and fees. This action concluded all activities in this matter. Management is considering what, if any, collection efforts will be conducted against Mr. Steinbruchel in this matter.

3. Wage Liabilities to Officers

As a condition of the Original and Amended ADGI Agreement, we resolved our large outstanding, secured wage claim held by our officers. Our officers held wage claims in the total amount of $333,000 as of September 30, 2003. These claims were secured by all of our assets and subject only to a prior secured claim of the President for amounts loaned to us to cover operating shortfalls. These claims were substantially greater than the available liquid assets of the Company and so in its meeting on October 5, 2003, the board offered the officers all of our common stock in Perspectives Health Management Corporation, an inactive subsidiary, in settlement of their wage claims through September 30, 2003. The main remaining value of this inactive subsidiary was its accounts receivable. These accounts receivable were all between 2 and 5 years old and had been written down in value by our auditors and controller on several occasions. The board viewed this decision as advantageous to the company based on: (a) the age of the receivables, (b) the fact that they represented a discontinued business segment, (c) our cash shortage, (d) the advice of the auditors that based on payments received we would need to write down the value of the receivables again, (e) the need for continuing management support of the officers who had not been paid for over a year, and (f) our commitment to resolve these wage claims prior to closing the ADGI Agreement as a condition of that agreement.

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The interested directors abstained in the vote on this issue. The officer’s salaries continue to accrue or are paid post September 30, 2003 for services rendered under their respective employment agreements.

ITEM 6. RESIGNATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Not Applicable.

ITEM 7. FINANCIAL STATEMENTS & Exhibits

Exhibit 10.1:     Amendment to the Common Stock Purchase Agreement with ADGI

ITEM 8. CHANGE IN FISCAL YEAR

Not Applicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                     LEGAL ACCESS TECHNOLOGIES, INC.

                                              By:
Date: November 24, 2003                /s/ Michael A. Cane
                                                   MICHAEL  A. CANE
                                                   President, Secretary & Director